Exhibit 10.5

Execution Copy

* Portions of paragraphs 4, 5, 7 and 8 of this agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

AMENDMENT ONE TO MASTER LICENSE AGREEMENT

THIS AMENDMENT ONE TO MASTER LICENSE AGREEMENT (“Amendment”) is made on this 30 day of April, 2009, by and between PA LLC, a Delaware limited liability company having its principal place of business at 1901 S. Harbor City Boulevard, Suite 300, Melbourne, Florida 32901, f/k/a PetroAlgae, LLC (“PA”), and GTB Power Enterprise, Ltd., a limited liability company organized and existing under the laws of Samoa and having its principal place of business at 3550 Wilshire Blvd., Suite 1747, Los Angeles, CA 90010 (“Licensee”).

RECITALS

A.	PA and Licensee have entered into that certain Master License Agreement effective March 5, 2009, as amended and modified, providing for the licensing of the Licensed Technology in accordance with the terms contained therein (the “Master License Agreement”). All capitalized terms not described herein shall have the meanings ascribed to them in the Master License Agreement.

B.	PA and Licensee desire to amend and modify the Master License Agreement, as set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereby agree as follows:

1.	Recital A of the Master License Agreement is hereby revised to read as follows:

PA has developed and is developing the Licensed Technology (defined below) into a proprietary production system for the growth and harvesting of organisms for the production of renewable green fuels and resulting co-products (the “PA System”). A detailed technical description of the Licensed Technology is attached hereto as Exhibit “A”.

2.	Recital C of the Master License Agreement is hereby revised to read as follows:

Licensee will construct and operate a minimum of ten (10) facilities for the growth and harvesting of organisms for the production of renewable green fuels and resulting co-products which utilize and incorporate the Licensed Technology (each, a “Unit” and, together, the “Units”). Each Unit will utilize five thousand (5000) hectares of bioreactor each, and will each be constructed in increments of five hundred (500) hectares (“Unit Increments”).

3.	Section 1.5 of the Master License Agreement is hereby revised to read as follows:

1.5 “Fuel Products” shall mean any and all products generated by the Licensed Technology that, after final processing, possess the characteristics of petroleum and petroleum bi-products.

Execution Copy

4.	Section 1.15 of the Master License Agreement is hereby revised to read as follows:

1.15 * for a * shall mean - an amount equal to * (the *, which represents *). For a * - shall mean an amount equal to * (the *, which represents *).

5.	Section 5.2 of the Master License Agreement is hereby revised to read as follows:

5.2 Licensee shall pay PA a royalty equal to * of any and all Net Sales from each Unit; provide, however that * for such Unit. The * for any Unit may be * as described below.

6.	Section 7.4 of the Master License Agreement is hereby revised to read as follows:

7.4 Within thirty (30) days after (a) Licensee provides to PA evidence that is reasonably satisfactory to PA to establish the adequate capitalization of Licensee as required under Section 7.7 hereof and (b) Licensee submits (i) written notice to PA within ten (10) days from execution of a sublicense agreement entered among Licensee and a Sublicensee (which sublicense agreement shall comply fully with the provisions of this Agreement) stating that such sublicense agreement had been executed and (ii) written evidence of said Sublicensee being adequately capitalized in order for Sublicensee to design, plan, develop, construct, operate and maintain a Unit as required by the provisions of this Agreement during the Term of this Agreement, PA shall provide the documents and information and all other reasonably available information in its possession which relates to the Licensed Technology or the planning, construction, and operation of the Units and is reasonably requested by the Licensee. So long as Licensee has not defaulted under this Agreement, PA shall at its expense provide personnel necessary (as reasonably determined by PA) to provide technical assistance to Licensee in the planning, construction, and operation of any Unit as further described in that certain Service and Support Agreement entered into between the parties, a form of which is attached hereto as Exhibit “E”. PA may provide such services through one or more of its affiliates, including without limitation, a limited company based in Hong Kong or a wholly foreign owned enterprise in the People’s Republic of China.

7.	Section 23 of the Master License Agreement is hereby revised to read as follows:

23. GOVERNMENT REGULATIONS; ANTI-CORRUPTION

23.1 Licensee shall meet or exceed all regulatory standards implemented by any applicable government for the design, construction, and operation of the Units or the Licensed Technology, and any production and sale of Licensed Products.

Execution Copy

Licensee shall bear all costs and expenses associated with meeting regulatory standards. Licensee shall also comply fully with all other applicable laws, rules and regulations including those of the United States.

23.2 Licensee has represented and warranted to PA, and hereby reaffirms its representation that, other than as disclosed on “Schedule 23.2” attached hereto or in this Section below, no Affiliate, director, employee, or direct or indirect owner of Licensee, or any representative, consultant or agent of Licensee who will be involved in Licensee’s performance of the License Agreement or the project contemplated under that agreement, is a government official, political party official or candidate, or a close family member or designee of such an official or candidate (any such involvement by any of the aforementioned parties, a “Governmental Relationship”), and that any Government Relationship disclosed on “Schedule 23.2” or in this Section below will not cause the Licensee, or PA, to violate the laws of the country in which made or the laws of the United States or the laws of any other relevant jurisdiction (the “Anti-Corruption Laws”), or violate Licensee’s obligations hereunder (including without limitation this Section). In the event that during the Term of this Agreement there is a change in the information contained in this paragraph, or any change in the financial or ownership interests in or management of Licensee, Licensee agrees to make immediate disclosure to PA. If, in PA’s sole and absolute discretion, PA determines that such change substantially increases the risks of a violation of the Anti-Corruption Laws arising from its relationship with Licensee or this Agreement, PA shall give written notice to Licensee of such determination and Licensee shall have a reasonable period of time, but no more than thirty (30) days thereafter, to terminate and sever its relationship with the Affiliate, owner, officer, director, etc., who has the offending Government Relationship. If Licensee fails to terminate and sever such Government Relationship. PA may immediately terminate the Agreement as a “for-cause” termination under Section 14.3.

In the event that PA becomes aware of any Government Relationship of any Affiliate, owner, officer, director, employee, agent, consultant, or representative of Licensee or any Sub-licensee which substantially increases the risks of a violation of the Anti-Corruption Laws by PA arising from its relationship with Licensee, PA shall notify Licensee of this relationship and Licensee will, no later than two (2) days after receiving such notification, provide PA with an explanation of such relationship. Thereafter, if required by PA (in its sole and absolute discretion), Licensee shall have a reasonable period of time, but no more than ten (10) days, to terminate and sever its relationship with the Affiliate, owner, officer, director, etc. who has the offending Government Relationship. If Licensee fails to terminate and sever such Government Relationship, PA may immediately terminate the Agreement as a “for-cause” termination under Section 14.3.

Notwithstanding the above, the parties acknowledge that * and other companies and enterprises in the energy sector in the People’s Republic of China are state or quasi-state enterprises and the central government of the People’s Republic of China has control over strategic industries such as the oil and energy industry. Therefore, if any Government Relationship is reasonably necessary for Licensee to satisfy Section 9.2.4 (which *), then, in such a case, Licensee will provide an explanation of such Governmental Relationship prior to entering into such Governmental Relationship and PA will determine whether, in its sole

Execution Copy

and absolute discretion, such Government Relationship may be entered into by Licensee. In the event that PA decides that such Governmental Relationship may not be entered into by Licensee due to the fact that it substantially increases the risks of a violation of the Anti-Corruption Laws which may arise hereunder or from PA’s relationship with Licensee, and, without such Governmental Relationship, Licensee is unable to fulfill its obligations under Section 9.2.4, then PA may either waive the requirement regarding the *, or require Licensee, within a reasonable period of time (but no more than thirty (30) days), to terminate and sever such Government Relationship. If PA has required termination of such Government Relationship, and Licensee does not do so, then PA may immediately terminate the Agreement as a “for-cause” termination under Section 14.3.

23.3 Notwithstanding anything else in this Agreement to the contrary, Licensee affirms that it, or its Affiliates, have not and will not, in connection with the actions contemplated by this Agreement or in connection with any other business involving PA, make, offer, promise, agree to make or authorize any payment or transfer of anything of value, directly or indirectly to: (i) any Government Official; (ii) any political party, party official or candidate; (iii) any person while knowing or having reason to know that all or a portion of the value will be offered, given or promised, directly or indirectly, to anyone described in items (i) or (ii) above; (iv) any owner, director, employee, representative or agent of any actual or potential customer or Sublicensee of Licensee; (v) any director, employee, representative or agent of PA or any of its affiliates; or (vi) any other person or entity, if such payment or transfer would violate the laws of the country in which made or the laws of the United States or the laws of any other relevant jurisdiction. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. This Section does not, however, prohibit the providing of reasonable and customary meals and entertainment in the normal course of business or the giving of business mementos of nominal value.

8.	The Licensee will establish, within * of execution of this amendment,*. The * will be * upon completion of the following: (1) *, and (2) *, which will not be unreasonably withheld.

9.	Except as expressly amended and modified in this Amendment, the terms and conditions set forth under the Master License Agreement shall remain in full force and effect.

Execution Copy

IN WITNESS WHEREOF, each of the parties hereto has caused these presents to be executed in manner and form sufficient to bind it as of the day and year first above written.

Witnesses:		GTB POWER ENTERPRISE, LTD., a Samoan limited liability company

By:	/s/ G. Mitchell Krasny	By:	/s/ Hun-Chi Lin
Name:	G. Mitchell Krasny	Name:	Hun-Chi Lin
		Title:	CEO

PA LLC, a Delaware limited liability company, f/k/a PetroAlgae, LLC

By:	/s/ Stan Yakatan	By:	/s/ Ottmar Dippold
Name:	Stan Yakatan	Name:	Ottmar Dippold
		Title:	CEO

5